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Exhibit 10.3
                                                           Date: July 2, 2003






Douglas H. Yaeger (as Chairman of the Board, President and Chief Executive Officer of Laclede Gas Company), and Barry C. Cooper (as Chief Financial Officer of Laclede Gas Company), pursuant to resolutions adopted by the Board of Directors on August 28, 1986, as amended on March 27, 2003, which resolutions, among other things, granted to any two executive officers who hold one of the following offices: Chairman of the Board; President; Executive Vice President; Senior Vice President; Chief Financial Officer; Treasurer; or Corporate Secretary of The Laclede Group, Inc. or Laclede Gas Company the authority to amend any or all of the benefit plans and/or related trust agreements of the Company (collectively the "Plans") to the extent such amendments deal with changes necessary or appropriate: (1) to comply with, or obtain the benefit of, applicable laws and/or regulations, as amended from time to time; (2) to reflect minor or routine administrative factors; (3) to clarify the meaning of any of the provisions of the Plans; and/or (4) to evidence changes in then existing Plans to reflect the interrelationship thereof with newly adopted Plans or amendments to Plans, which newly adopted Plans or amendments affect the terms of such other then existing Plans; do hereby amend the Laclede Gas Company Salary Deferral Savings Plan as set forth in the attached exhibit, such amendment to be effectuated and evidenced by our signatures on said exhibit.


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                    AMENDMENTS TO THE LACLEDE GAS COMPANY
                        SALARY DEFERRAL SAVINGS PLAN


1. Effective October 1, 2002, Section 2.33, Year of Service, is hereby amended in its entirety to read as follows:

         "A twelve (12) consecutive month Service Period, commencing on the Employee's employment commencement date and the anniversary dates thereof, consisting of at least one thousand (1,000) Hours of Service, with the Company, or a Related Company as hereinafter defined. All Years of Service, whenever achieved, shall be counted for purposes of determining eligibility to become a Participant. For purposes of this section, "Related Company" means any corporation or other business entity that from time to time is, along with the Company, a member of a controlled group of businesses, as defined in Code Sections 414(b) and (c), or a member of an affiliated service group, as defined in Code Section 414(m). A business entity is a Related Company only while a member of such group."

2. Effective October 1, 2001, Section 2.8 is hereby amended in its entirety to read as follows:

         "The amounts paid a Participant for the period in which he is eligible to participate during a Company Year (including salary reduction amounts pursuant to Article IV hereof and Code Section 125 or Code Section 132(f)(4)), by the Company for services rendered as an Employee, as would (but for the subtraction of salary reduction amounts pursuant to Article IV hereof, Code
         Section 125 or Code Section 132(f)(4)) be reported for federal income tax purposes on U. S. Treasury Department Form W-2, except that pension payments and other deferred compensation, income attributable to the award or exercise of stock options, the premature disposition of stock option stock, or the award or vesting of restricted stock, and any other amount which does not constitute "compensation" within the meaning of Code Section 415 shall not constitute Compensation. Beginning October 1, 1994, Compensation is limited to $150,000 per Plan Year, which amount is subject to annual adjustment by the U.S. Treasury Department in accordance with Code Section 401(a)(17). For purposes of applying the annual compensation limit described in the immediately preceding sentence, the family unit of an Employee, who is either:
         (a) a five percent (5%) owner or (b) both a highly compensated Employee and one of the ten most highly compensated Employees during the Plan Year will be treated as a single Employee. For this purpose a family unit consists of: the Employee who is a five percent (5%) owner or is both a highly compensated Employee and one of the ten most highly compensated Employees; such Employee's Employee spouse; and such Employee's Employee lineal descendants who have not attained age nineteen (19) before the close of the year. The provisions set forth in the immediately preceding two sentences shall expire on September 30, 1997."


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3.       Effective October 1, 2002, a new Section 2.39 is hereby added to read as follows:

         "2.39    "HOUR OF SERVICE"
         --------------------------
                  (a)      Each hour for which an employee is paid, or
                           entitled to payment, for the performance of duties by the Company or Related Company during the applicable computation period.

                  (b) Each hour for which an Employee is paid, or entitled to payment, by the Company or Related Company on account of a period of time during which no duties are performed (irrespective of whether the employment relationship was terminated) due to vacation, holiday, illness, incapacity (including disability and a period during which an Employee received worker's compensation), layoff, jury duty, military duty (as provided in Section 2.39(d)) or leave of absence approved in writing by the Company or Related Company. Notwithstanding the preceding sentence,

                           (i)      An hour for which an Employee is
                                    directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed is not required to be credited to the Employee if such payment is made or due under a plan maintained solely for the purpose of complying with applicable unemployment compensation or disability insurance laws,

                           (ii) Hours of Service are not required to be credited for a payment which solely reimburses an Employee for medical or medically related expenses incurred by the Employee, and

                           (iii) Hours of Service are not required to be credited for any payment under this Plan.

                           For purposes of this Section 2.39(b), a payment shall be deemed to be made by or due from the Company or Related Company regardless of whether such payment is made by or due from the Company or Related Company directly, or indirectly through, among others, a trust fund, or insurer, to which the Company or Related Company contributes or pays premiums and regardless of whether contributions made or due to the trust fund, insurer or other entity are for the benefit of particular employees or are on behalf of a group of employees in the aggregate.

                  (c) Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company or Related Company. The same Hours of Service shall not be credited both under Section 2.39(a) or (b), as the case may be, and under this Section 2.39(c). Crediting of Hours of Service for back pay awarded or agreed to with respect to periods described in Section 2.39(b) shall be subject to the limitations set forth in that section.

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                  (d)      Each hour during a period of military service of
                           an Employee who left the employ of the Company or Related Company to enter the Armed Forces of the United States of America and who returned to the employ of the Company or Related Company after discharge or release from such active military service within three (3) months thereafter, or the time otherwise prescribed by law. For each normal working day of absence under this paragraph an Employee shall be credited with eight (8) hours.

                  (e) For a non-hourly Employee, Hours of Service shall be determined by any alternative means, consistently applied, authorized by regulations issued under the Employee Retirement Income Security Act.

                  (f) The rules for crediting hours of service set forth in paragraphs (b) and (c) of Section 2530.200b-2 of Department of Labor Regulations are hereby incorporated by reference."

4. Effective October 1, 2001, the first paragraph of Section 4.4 is hereby amended in its entirety to read as follows:

         "Notwithstanding any other provision of this Section, beginning October 1, 2001 the Plan is intended to meet the design-based safe harbors under Code Sections 401(k)(12) and 401(m)(11). For each Plan Year in which the Plan meets the enhanced matching formula, the tests specified in this Section 4.4 and in Section 5.1 need not be calculated. At least thirty (30) days but not more than ninety (90) days prior to each Plan Year, Employees will receive the required notification that the Plan will utilize the design-based safe harbors. If the Plan will not utilize the above design-based safe harbors, then Employees will be notified as such prior to the beginning of the applicable Plan Year."

5. Effective October 1, 2001, the first paragraph of Section 5.1(b) is hereby amended in its entirety to read as follows:

         "Notwithstanding any other provision of this Section, beginning October 1, 2001 the Plan is intended to meet the design-based safe harbors under Code Sections 401(k)(12) and 401(m)(11). For each Plan Year in which the Plan meets the enhanced matching formula, the tests specified in this Section 4.4 and in Section 5.1 need not be calculated. At least thirty (30) days but not more than ninety (90) days prior to each Plan Year, Employees will receive the required notification that the Plan will utilize the design-based safe harbors. If the Plan will not utilize the above design-based safe harbors, then Employees will be notified as such prior to the beginning of the applicable Plan Year. Design-based safe harbor matching contributions may not be used to satisfy the safe harbor contribution requirement of more than one plan."



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6.       Effective October 1, 2002, the second paragraph of Section 4.4 is hereby amended in its entirety to read as follows:

         "Inasmuch as applicable federal law and regulations establish certain limitations on salary deferral amounts for certain Employees and require aggregation of plans in accordance with Code Sections401(a)(4) and 410(b), each salary deferral election shall be subject to automatic adjustment in accordance with the following rules, which are intended to assure compliance with applicable law:"

7. Effective October 1, 2002, the second paragraph of Section 5.1(b) is hereby amended in its entirety to read as follows:

         "Inasmuch as applicable federal law and regulations establish certain limitations on Company Matching Contributions for certain Employees and require aggregation of plans in accordance with Code Sections401(a)(4) and 410(b), each Matching Contribution shall be subject to automatic adjustment in accordance with the following rules, which are intended to assure compliance with applicable law:"

8.       Effective October 1, 2002, the paragraph immediately following
         Section 5.1(b)(ii)(B) is hereby amended in its entirety to read as follows:

         "The higher amount of Sections 5.1(b)(ii)(A) and (b)(ii)(B) above is hereinafter in this Section 5.1 called the "Base Percentage." If the actual matching percentage for the Highly Compensated Employee group exceeds the Base Percentage, the deferrals of Highly Compensated Employees in excess of the amount permitted are hereby referred to as "Excess Matching Contributions." The aggregate dollar amount of such Excess Matching Contributions shall be determined by reducing the Company Matching Contributions of Highly Compensated Participants beginning with the Highly Compensated Participant with the highest ACR in accordance with Treas. Reg.
         Section 1.401(m)-1(e)(2). The Company Matching Contribution of each of those Participants in the Highly Compensated Employee group whose actual matching percentage shall be greater than the Base Percentage shall be reduced as necessary to eliminate the Excess. The aggregate amount so determined shall be forfeited beginning with the highest dollar amount of Matching Contributions and reducing as necessary to forfeit the aggregate amount. Any such Excess Matching Contributions shall be treated as a forfeiture and offset the Company Matching Contributions, including any applicable income earned on such matching contributions during the Plan Year, determined in accordance with a method that satisfies Treas. Reg.
         Section 1.401(m)-1(e)(3). Any such Excess Matching Contributions shall be corrected within twelve (12) months after the close of the Plan Year as required by Treasury Regulation Section 1.401(m)-1(e)(5)."

9. Effective March 1, 2003, Section 18.6 is hereby amended in its entirety to read as follows:

         "18.6    VALUATION
         ------------------
                  The fair market value of Shares and all other Plan assets shall be determined as of each valuation date. In the case of a transaction between the Plan and a disqualified person, as defined in Code Section 4975 and the regulations promulgated thereunder, valuation shall be made as of the date of the transaction. If the Shares are not readily tradable on an


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                  established securities market, the fair market value shall be determined by an independent appraiser within the meaning of Code Section 401(a)(28)(C)."

10. Effective March 1, 2003, the last paragraph of Section 7.3(b) is hereby amended in its entirety to read as follows:

         "Code Section 415 is hereby incorporated by reference. Said reference in the preceding sentence shall additionally incorporate the employee stock ownership plan rules of Code Section 415(c)(6). The Limitation Year shall be the Plan Year."

11. Effective March 1, 2003, a new paragraph (c) is added to Section 6.12 to read as follows:

         "(c) If, at some future time, Shares of the Laclede Group, Inc. held in the Company Stock Fund shall not constitute a registration-type class of securities, as defined in Code
                  Section 409(e), Participants shall be entitled to vote all Shares attributable to their Accounts in accordance with the provisions of such subsection and the regulations promulgated thereunder."

12. Effective March 1, 2003, Section 18.2 is hereby amended in its entirety to read as follows:

         "18.2    PAYMENT OF DIVIDENDS
         -----------------------------
                  Effective March 1, 2003, a Participant shall have the right to elect to receive dividends with respect to Shares credited to such Participant's ESOP account paid in cash directly to the Participant. A Participant must make an election to receive dividends in cash in accordance with the Administrator's established procedures. The
                  Administrator shall designate the times and effective dates for such elections; provided that, a Participant must be given a reasonable opportunity before a dividend is paid or distributed in which to make the election, and a Participant must have a reasonable opportunity to change a dividend election at least annually. An election to receive dividends in cash shall remain in effect until changed by the Participant. Dividends not paid in cash to the Participant shall be reinvested in accordance with
                  Article VI. Dividend payments to be made in cash will be paid directly by the Trustee to the Participant. Such dividend payments shall be made as soon as administratively feasible after the Trustee's receipt of the dividend payments."



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                                            DOUGLAS H. YAEGER
                                            ------------------------------
                                            Title: Chairman, President and
                                                   Chief Executive Officer


                                            BARRY C. COOPER
                                            ------------------------------
                                            Title: Chief Financial Officer


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